EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements and in the Related Prospectuses of Range Resources Corporation on Form S-3 (Registration No. 333-116326), on Form S-3/A (No. 333-76837), on Forms S-4/A, (No. 333-78231 and 333-108516), on Form S-4 (No. 333-117834) and on Forms S-8 (No. 333-90760, 333-63764, 333-40380, 333-30534, 333-88657, 333-69905, 333-62439, 333-44821, 333-10719 and 333-105895) of our report dated February 11, 2004, with respect to the consolidated financial statements of Great Lakes Energy Partners, L.L.C. as of December 31, 2003 and 2002 and for the two years ended December 31, 2003 included in this Form 8-K/A dated June 23, 2004.

/s/ ERNST & YOUNG LLP

Fort Worth, Texas
August 17, 2004